EXHIBIT 3.1


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 02/13/1998
                                                             981059025 - 2857263




                          CERTIFICATE OF INCORPORATION

                                       OF

                            DIGITAL SIGN CORPORATION

                                    ---------

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "corporation") is DIGITAL SIGN CORPORATION.

     SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is seventy million, which are divided into twenty million Preferred shares of a par value of one-one thousandth of a cent ($0.00001) each and fifty million Common shares of a par value of one-one thousandth of a cent ($0.00001) each.

     Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, authority is expressly granted to the Board of Directors of the corporation to issue the Preferred shares of the corporation, from time to time, in one or more series and to fix the number of shares to be included in each series, the distinctive serial designation, the rate or rates of preferential cumulative, non-participating dividends payable in cash annually, semi-annually, or quarterly, the times of payment of and the dates from which such dividends shall be cumulative, the price or prices at which the same may be redeemed, which shall be not less than the par value thereof, plus arrearages, if any, the notice of redemption, the amount and terms of any sinking or purchase fund, if any, for the purchase or redemption thereof, provided such sinking fund is payable only out of funds legally available therefor, the




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terms, conditions,  rights, privileges, and other provisions, if any, respecting the conversion of any or all series of Preferred shares into Common shares, and the preferential amount or amounts which shall be paid to the holders thereof in the event of the liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, which shall be not less than the par value thereof, plus arrearages, if any.

     Whenever full dividends as aforesaid upon all shares of all series of Preferred shares which are issued and outstanding for all past annual dividend periods shall have been paid, without interest, and whenever full dividends upon said shares as aforesaid for the then current annual dividend period shall have been declared and either paid or a sum sufficient for the payment thereof set aside in full, without interest, the Board of Directors may declare, set aside, or pay additional cash dividends, and/or may declare, set aside or pay stock dividends of the authorized but unissued Common shares of the corporation and/or its treasury Common shares, if any, and/or may make distributions of bonds or property of the corporation, including the shares or bonds of other corporations. The holders of record of the issued and outstanding Common shares shall be entitled in respect of said Common shares exclusively to receive any such additional cash dividends which may be declared and/or any such distributions which may be made, each issued and outstanding Common share entitling the holder of record thereof to receive an equal proportion of said dividends and/or distributions. Any reference to "distributions" in this paragraph contained shall not be deemed to include any distributions made in connection with any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary; nor shall any such reference to "distributions" in relation to issued and outstanding shares be deemed to limit, curtail, or divest the authority of the Board of Directors to make any proper distributions, including distributions of authorized but unissued Common shares, in relation to its treasury Common shares, if any.

     Each issued and outstanding Common share shall entitle the holder thereof to full voting power. Except as any provision of law may otherwise require, no share of any series of Preferred shares shall entitle the holder thereof to any voting power, to participate in any meeting of stockholders, or to have notice of any meeting of stockholders.

     No holder of any of the shares of the stock of the corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of any class of the corporation, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of any class of the corporation, or carrying any right to purchase stock of any class of the corporation, but any such unissued stock or any such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion.





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     FIFTH: The name and the mailing address of the incorporator are as follows:

        NAME                                 MAILING ADDRESS
        ----                                 ---------------
        EDWARD F. MYERS                      505 CAMINO ELEVADO
                                             BONITA, CALIFORNIA  91902

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under ss. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss. 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be




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     exercised by the Board of Directors of the corporation;  provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of ss. 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

          3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of ss. 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     TENTH: The corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.





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     ELEVENTH:  From time to time any of the  provisions of this  certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on February 10, 1998

                                        /s/ Edward F. Myers
                                        ----------------------------------------
                                        EDWARD F. MYERS, Incorporator






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